EXHIBIT 11.01

                     STATEMENT RE COMPUTATION OF EARNINGS



   Earnings per share for the Company was calculated as follows:

                                            THREE-MONTH PERIOD ENDED SEPT. 30,
EARNINGS:                                                1998               1997
---------                                                ----               ----

Net income (in thousands)                                $722                485

Outstanding  common stock at beginning of
quarter                                             4,933,900          4,000,000

New shares issued                                           0                  0

Basic weighted average number of shares             4,933,900          4,000,000

Options to subscribe for new stock(1)                       0                  0

Diluted weighted average number of shares           4,933,900          4,000,000

Basic earnings per share                                 0.15               0.12

Diluted earnings per share                               0.15               0.12

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(1)  Options to  purchase  294,000  shares of common  stock of the Company at an exercise price of $10.00 per share were outstanding on September 30, 1998, but were excluded from the calculation of diluted earnings per share because the exercise price was greater than the average market price of the shares.